SCHEDULE 14A INFORMATION PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 Filed by the Registrant / X / Filed by a party other than the Registrant / /

Check the appropriate box:

/ X / Preliminary Proxy Statement

/    / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

/    / Definitive Proxy Statement

/    / Definitive Additional Materials

/    / Soliciting Material Pursuant to Sec. 240.14a -11(c) or Sec. 240.14a -12

PUTNAM TAX-FREE HEALTH CARE FUND (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/ X / No fee required

/    / Fee computed on table below per Exchange Act Rule 14a 6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/    / Fee paid previously with preliminary materials.

/    / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

The proxy statement PUTNAM TAX-FREE HEALTH CARE FUND

This proxy statement can help you decide how you want to vote on important issues relating to your Putnam fund. When you complete and sign your proxy ballot, the Trustees of the funds will vote on your behalf exactly as you have indicated. If you simply sign the proxy ballot, it will be voted in accordance with the Trustees’ recommendations on page 6 of the proxy statement.

Please take a few moments and decide how you want to vote. When shareholders don’t return their proxies in sufficient numbers, follow-up solicitations are required, which cost your fund money.

You can vote by returning your proxy ballots in the envelope provided. Or you can call our toll-free number, or go to the Internet. See your proxy ballot for the phone number and Internet address. If you have proxy related questions, please call 1-800-225-1581 or contact your financial advisor.

[PUTNAM INVESTMENTS LOGO]

Table of contents A Message from the Chairman 1 Notice of Shareholder Meeting 4 Trustees' Recommendations 6

The Proposals 8 Proposal 1 8 Proposal 2 34

Further Information About Voting and the Meeting 54 Fund Information 60 Exhibit A 70 Exhibit B 75

PROXY CARD ENCLOSED

If you have any questions, please contact us at 1-800-225-1581 or call your financial advisor.

A Message from the Chairman Dear Fellow Shareholder: [photo of John A. Hill]

I am writing to ask for your vote on important matters affecting your investment in the Putnam funds. While you are, of course, welcome to join us at your fund's meeting, most shareholders cast their vote by filling out and signing the enclosed proxy card(s), by calling or by voting via the Internet. We are asking for your vote on the following matters:

Fixing the number of Trustees at 11 and electing your fund’s nominees for Trustees

Although Trustees do not manage fund portfolios, they play an important role in protecting fund shareholders, and are responsible for approving the fees paid to the fund’s investment manager and its affiliates, reviewing overall fund expenses, selecting the fund’s auditors, monitoring conflicts of interest, overseeing the fund’s compliance with federal securities laws and voting proxies for the fund’s portfolio securities.

Consistent with the Investment Company Act of 1940 and SEC rules, more than three-quarters of your fund’s Trustees currently are independent of the fund and Putnam Investments. Your fund’s Trustees have also in the past three years been at the forefront of reform efforts affecting the mutual fund industry, including ending the practice of directing fund brokerage commissions to brokers in connection with sales of fund shares, instituting measures to discourage excessive short-term trading in open-end funds and other initiatives to reduce shareholder expenses and improve fund disclosures.

Shareholder proposal requesting the Trustees to convert your fund to an open-end investment company or otherwise enable shareholders to realize the net asset value of their shares

A shareholder of your fund has submitted a shareholder proposal that would call for your fund’s Trustees to convert your fund to an open-end investment company or consider other means of permitting fund shareholders to receive the net asset value of their shares. As discussed in the Proxy Statement, your fund’s Trustees believe that your fund’s status as a closed-end fund offers potential investment benefits, including the ability to remain more fully invested in longer-term, higher-yielding securities. The Trustees do not believe that recent discount levels are currently a sufficient justification for abandoning the advantages of the closed-end structure through conversion to open-end status. Retaining the closed-end structure would furthermore allow shareholders to continue to benefit from recent measures to improve shareholder value, such as the authorization of a share repurchase program.

________________

I’m sure that you, like most people, lead a busy life and are tempted to put this proxy aside for another day. Please don’t. When shareholders do not vote their proxies, their fund may have to incur the expense of follow-up solicitations. All shareholders benefit from the speedy return of proxies.

Your vote is important to us. We appreciate the time and consideration I am sure you will give these important matters. If you have questions about any of these proposals, please call a Putnam customer services representative at 1-800-225-1581 or contact your financial advisor.

Sincerely yours, /s/ John A. Hill

---------------------- John A. Hill, Chairman

PUTNAM TAX-FREE HEALTH CARE FUND

Notice of Annual Meeting of Shareholders

This is the formal agenda for your fund's shareholder meeting. It tells you what proposals will be voted on and the time and place of the meeting, in the event you attend in person.

To the Shareholders of Putnam Tax-Free Health Care Fund:

The Annual Meeting of Shareholders of your fund will be held on July 31, 2006 at 11:00 a.m., Boston time, at the principal offices of the fund on the 8th floor of One Post Office Square, Boston, Massachusetts 02109, to consider the following:

1. Fixing the number of Trustees at 11 and electing your fund’s nominees for Trustees. See page __.

2. Shareholder proposal requesting the Trustees to convert the fund into an open-end investment company or otherwise enable shareholders to realize the net asset value of their shares. See page __.

By Judith Cohen, Clerk, on behalf of the Trustees
John A. Hill, Chairman
Jameson A. Baxter, Vice Chairman
George Putnam, III, President

Charles B. Curtis
Myra R. Drucker
Charles E. Haldeman, Jr.
Paul L. Joskow
Elizabeth T. Kennan
John H. Mullin, III
Robert E. Patterson
W. Thomas Stephens
Richard B. Worley

We urge you to mark, sign, date, and mail the enclosed proxy in the postage-paid envelope provided or record your voting instructions by telephone or via the Internet so that you will be represented at the meeting.

June 12, 2006

Proxy Statement

This document will give you the information you need to vote on the proposals. Much of the information is required under rules of the Securities and Exchange Commission ("SEC"); some of it is technical. If there is anything you don't understand, please contact us at our toll-free number, 1-800-225-1581, or call your financial advisor.

Who is asking for your vote?

The enclosed proxy is solicited by the Trustees of Putnam Tax-Free Health Care Fund for use at the Annual Meeting of Shareholders of the fund to be held on July 31, 2006, and, if your fund's meeting is adjourned, at any later meetings, for the purposes stated in the Notice of Annual Meeting (see page 4). The Notice of Annual Meeting, the proxy and this Proxy Statement are being mailed on or about June 12, 2006.

How do your fund's Trustees recommend that shareholders vote on these proposals?

The Trustees recommend that you vote

1. FOR fixing the number of Trustees as proposed by the Board Policy and Nominating Committee and electing your fund’s nominees for Trustees; and

2. AGAINST the shareholder proposal requesting the Trustees to take steps to convert your fund to an open-end investment company or otherwise enable fund shareholders to realize the net asset value of their shares.

Who is eligible to vote?

Shareholders of record at the close of business on May 15, 2006 are entitled to be present and to vote at the meeting or any adjourned meeting.

Each share is entitled to one vote. Shares represented by your duly executed proxy will be voted in accordance with your instructions. If you sign the proxy card, but don't fill in a vote, your shares will be voted in accordance with the Trustees' recommendations. If any other business is brought before your fund's meeting, your shares will be voted at the discretion of the persons designated on the proxy card.

The Proposals

1. ELECTION OF TRUSTEES

Who are the nominees for Trustees?

The Board Policy and Nominating Committee of the Trustees of the fund makes recommendations concerning the nominees for Trustees of that fund. The Board Policy and Nominating Committee consists solely of Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of your fund or of Putnam Investment Management, LLC, your fund's investment manager ("Putnam Management"). Those Trustees who are not “interested persons” of your fund or Putnam Management are referred to as “Independent Trustees” throughout this Proxy Statement.

The Board Policy and Nominating Committee of the Trustees of the fund recommends that the number of Trustees be fixed at 11 and that you vote for the election of the nominees described in the following pages. Each nominee is currently a Trustee of your fund and of the other Putnam funds. John H. Mullin, III, a current Trustee of your fund, is not standing for re-election.

The nominees for Trustees and their backgrounds are shown in the following pages. This information includes each nominee’s name, year of birth, principal occupation(s) during the past 5 years, and other information about the nominee’s professional background, including other directorships the nominee holds. Each Trustee oversees all of the Putnam funds and serves until the election and qualification of his or her successor, or until he or she sooner dies, resigns or is removed. The address of all of the Trustees is One Post Office Square, Boston, Massachusetts 02109. At December 31, 2005, there were 108 Putnam funds.

Jameson A. Baxter (Born 1943), Trustee since 1994 and Vice Chairman since 2005

[Photo]	Ms. Baxter is the President of Baxter Associates, Inc., a private investment firm that she founded in 1986.

Ms. Baxter serves as a Director of ASHTA Chemicals, Inc., Banta Corporation (a printing and digital imaging firm), Ryerson Tull, Inc. (a steel service corporation), the Mutual Fund Directors Forum, Advocate Health Care and BoardSource, formerly the National Center for Nonprofit Boards. She is Chairman Emeritus of the Board of Trustees, Mount Holyoke College, having served as Chairman for five years and as a board member for thirteen years. Until 2002, Ms. Baxter was a Director of Intermatic Corporation (a manufacturer of energy control products).

Ms. Baxter has held various positions in investment banking and corporate finance, including Vice President and Principal of the Regency Group, and Vice President of and Consultant to First Boston Corporation. She is a graduate of Mount Holyoke College.

Charles B. Curtis (Born 1940), Trustee since 2001

[Photo]	Mr. Curtis is President and Chief Operating Officer of the Nuclear Threat
Initiative (a private foundation dealing with national security issues) and serves as Senior Advisor to the United Nations Foundation.

Mr. Curtis is a member of the Council on Foreign Relations, the Trustee Advisory Council of the Applied Physics Laboratory, Johns Hopkins University and serves as a Director of Edison International and Southern California Edison. Until 2003, Mr. Curtis was a member of the Electric Power Research Institute Advisory Council and the University of Chicago Board of Governors for Argonne National Laboratory. Prior to 2002, Mr. Curtis was a Member of the Board of Directors of the Gas Technology Institute and the Board of Directors of the Environment and Natural Resources Program Steering Committee, John F. Kennedy School of Government, Harvard University. Until 2001, Mr. Curtis was a member of the Department of Defense Policy Board and Director of EG&G Technical Services, Inc. (a fossil energy research and development support company).

From August 1997 to December 1999, Mr. Curtis was a Partner at Hogan & Hartson L.L.P., a  Washington, D.C. law firm. Prior to May 1997, Mr. Curtis was Deputy Secretary and Under Secretary of the U.S. Department of Energy. He served as Chairman of the Federal Energy Regulatory Commission from 1977 to 1981 and has held positions on the staff of the U.S. Treasury Department, and the SEC.

Myra R. Drucker (Born 1948),
Trustee since 2004

[Photo]

Ms. Drucker is a Vice Chair of the Board of Trustees of Sarah Lawrence College, Vice Chair of the Board of Trustees of Commonfund (a not-for-profit firm specializing in asset management for educational endowments and foundations) and a member of the Investment Committee of the Kresge Foundation (a charitable trust).

Ms. Drucker is an ex-officio member of the New York Stock Exchange (NYSE) Pension Managers Advisory Committee, having served as Chair for seven years and a member of the Executive Committee of the Committee on Investment of Employee Benefit Assets. She is Chair of the Advisory Board of Hamilton Lane Advisors (an investment management firm) and a member of the Advisory Board of RCM (an investment management firm). Until August 31, 2004, Ms. Drucker was Managing Director and a member of the Board of Directors of General Motors Asset Management and Chief Investment Officer of General Motors Trust Bank. Ms. Drucker also served as a member of the NYSE Corporate  Accountability and Listing Standards Committee and the NYSE/NASD IPO Advisory Committee.

Prior to joining General Motors Asset Management in 2001, Ms. Drucker held various executive positions in the investment management industry. Ms. Drucker served as Chief Investment Officer of Xerox Corporation (a technology and service company in the document industry), where she was responsible for the investment of the company’s pension assets. Ms. Drucker was also Staff Vice President and Director of Trust Investments for International Paper (a paper, paper distribution, packaging and forest products company) and previously served as Manager of Trust Investments for Xerox Corporation. Ms. Drucker received a B.A. degree in Literature and Psychology from Sarah Lawrence College and pursued graduate studies in economics, statistics and portfolio theory at Temple University.

John A. Hill (Born 1942),
Trustee since 1985 and Chairman since 2000

[Photo]	Mr. Hill is Vice Chairman of First Reserve Corporation, a private equity buyout firm that specializes in energy investments in the diversified worldwide energy industry.

Mr. Hill is a Director of Devon Energy Corporation, TransMontaigne Oil Company and various private companies controlled by First Reserve Corporation, as well as Chairman of TH Lee, Putnam Investment Trust (a closed-end investment company advised by an affiliate of Putnam Management). He is also a Trustee of Sarah Lawrence College. Until 2005, he was a Director of Continuum Health Partners of New York.

Prior to acquiring First Reserve Corporation in 1983, Mr. Hill held executive positions in investment banking and investment management with several firms and with the federal government, including Deputy Associate Director of the Office of Management and Budget, and Deputy Director of the Federal Energy Administration. He is active in various business associations, including the Economic Club of New York, and lectures on energy issues in the United States and Europe. Mr. Hill holds a B.A. degree in Economics from Southern Methodist University and pursued graduate studies there as a Woodrow Wilson Fellow.

Paul L. Joskow (Born 1947), Trustee since 1997

[Photo]	Dr. Joskow is the Elizabeth and James Killian Professor of Economics
and Management, and Director of the Center for Energy and
Environmental Policy Research at the Massachusetts Institute of
Technology.

Dr. Joskow serves as a Director of National Grid plc (a UK-based holding company with interests in electric and gas transmission and distribution and telecommunications infrastructure) and TransCanada Corporation (an energy company focused on natural gas transmission and power services). He also serves on the Board of Overseers of the Boston Symphony Orchestra. Prior to February 2005, he served on the board of the Whitehead Institute for Biomedical Research (a non-profit research institution) and has been President of the Yale University Council since 1993. Prior to February 2002, he was a Director of State Farm Indemnity Company (an automobile insurance company), and prior to March 2000, he was a Director of New England Electric System (a public utility holding company).

Dr. Joskow has published five books and numerous articles on topics in industrial organization, government regulation of industry, and competition policy. He is active in industry restructuring, environmental, energy, competition and privatization policies — serving as an advisor to governments and corporations worldwide. Dr. Joskow holds a Ph.D. and M. Phil from Yale University and B.A. from Cornell University.

Elizabeth T. Kennan (Born 1938), Trustee since 1992

[Photo]	Dr. Kennan is a Partner of Cambus-Kenneth Farm (thoroughbred horse and cattle breeding). She is President Emeritus of Mount Holyoke
College.

Dr. Kennan served as Chairman and is now Lead Director of Northeast Utilities. She has served as Director on a number of other boards, including Bell Atlantic, Chastain Real Estate, Shawmut Bank, Berkshire Life Insurance, Kentucky Home Life Insurance and Talbots, Inc.. She is a Trustee of the National Trust for Historic Preservation, of Centre College and of Midway College in Midway, Kentucky. Until 2006, she was a member of The Trustees of Reservations. Dr. Kennan has served on the oversight committee of the Folger Shakespeare Library, as President of Five Colleges Incorporated, as a Trustee of Notre Dame University, and is active in various educational and civic associations.

As a member of the faculty of Catholic University for twelve years, until 1978, Dr. Kennan directed the post-doctoral program in Patristic and Medieval Studies, taught history and published numerous articles. Dr. Kennan holds a Ph.D. from the University of Washington in Seattle, an M.S. from St. Hilda’s College at Oxford University and an A.B. from Mount Holyoke College. She holds several honorary doctorates.

Robert E. Patterson (Born 1945), Trustee since 1984

[Photo]	Mr. Patterson is Senior Partner of Cabot Properties, L.P. and Chairman
of Cabot Properties, Inc. (a private equity firm investing in commercial real estate)

Mr. Patterson serves as Chairman Emeritus and Trustee of the Joslin Diabetes Center and as a Director of Brandywine Trust Group, LLC. Prior to June 2003, he was a Trustee of Sea Education Association. Prior to December 2001, he was President and Trustee of Cabot Industrial Trust (a publicly traded real estate investment trust). Prior to February 1998, he was Executive Vice President and Director of Acquisitions of Cabot Partners Limited Partnership (a registered investment adviser involved in institutional real estate investments). Prior to 1990, he served as Executive Vice President of Cabot, Cabot & Forbes Realty Advisors, Inc. (the predecessor company of Cabot Partners).

Mr. Patterson practiced law and held various positions in state government and was the founding Executive Director of the Massachusetts Industrial Finance Agency. Mr. Patterson is a graduate of Harvard College and Harvard Law School.

W. Thomas Stephens (Born 1942), Trustee since 1997

[Photo]	Mr. Stephens is Chairman and Chief Executive Officer of Boise Cascade,
L.L.C. (a paper, forest products and timberland assets company).

Until 2005, Mr. Stephens was a director of TransCanadaPipelines, Ltd. Until 2004, Mr. Stephens was a Director of Xcel Energy Incorporated (a public utility company), Quest Communications, and Norske Canada, Inc. (a paper manufacturer). Until 2003, Mr. Stephens was a Director of Mail-Well, Inc. (a diversified printing company). He served as Chairman of Mail-Well until 2001 and as CEO of MacMillan-Bloedel, Ltd. (a forest products company) until 1999.

Prior to 1996, Mr. Stephens was Chairman and Chief Executive Officer of Johns Manville Corporation. He holds B.S. and M.S. degrees from the University of Arkansas.

Richard B. Worley (Born 1945), Trustee since 2004

Mr. Worley is Managing Partner of Permit Capital LLC, an investment
[Photo]	management firm.

Mr. Worley serves on the Executive Committee of the University of Pennsylvania Medical Center, is a Trustee of The Robert Wood Johnson Foundation (a philanthropic organization devoted to health care issues) and is a Director of The Colonial Williamsburg Foundation (a historical preservation organization). Mr. Worley also serves on the investment committees of Mount Holyoke College and World Wildlife Fund (a wildlife conservation organization).

Prior to joining Permit Capital LLC in 2002, Mr. Worley served as Chief Strategic Officer of Morgan Stanley Investment Management. He previously served as President, Chief Executive Officer and Chief Investment Officer of Morgan Stanley Dean Witter Investment Management and as a Managing Director of Morgan Stanley, a financial services firm. Mr. Worley also was the Chairman of Miller Anderson & Sherrerd, an investment management firm. Mr. Worley holds a B.S. degree from University of Tennessee and pursued graduate studies in economics at the University of Texas.

Interested Trustees

Charles E. Haldeman, Jr.* (Born 1948), Trustee since 2004

Mr. Haldeman is President and Chief Executive Officer of Putnam, LLC
[Photo]	(“Putnam Investments”). He is a member of Putnam Investments’
Executive Board of Directors and Advisory Council.

Prior to November 2003, Mr. Haldeman served as Co-Head of Putnam Investments’ Investment Division. Prior to joining Putnam Investments in 2002, Mr. Haldeman held executive positions in the investment management industry. He previously served as Chief Executive Officer of Delaware Investments and President & Chief Operating Officer of United Asset Management. Mr. Haldeman was also a partner and director of Cooke & Bieler, Inc. (an investment management firm).

Mr. Haldeman currently serves as a Trustee of Dartmouth College and is a member of the Partners HealthCare Systems Investment Committee. He is a graduate of Dartmouth College, Harvard Law School and Harvard Business School. Mr. Haldeman is also a Chartered Financial Analyst (CFA) charterholder.

George Putnam, III* (Born 1951), Trustee since 1984 and President since 2000

[Photo]	Mr. Putnam is Chairman of New Generation Research, Inc. (a publisher of financial advisory and other research services), and President of New
Generation Advisers, Inc. (a registered investment advisor to private funds). Mr. Putnam founded the New Generation companies in 1986.

Mr. Putnam is a Director of The Boston Family Office, LLC (a registered investment adviser). He is a Trustee of St. Mark’s School and Shore Country Day School, and until 2002 was a Trustee of the Sea Education Association.

Mr. Putnam previously worked as an attorney with the law firm of Dechert LLP (formerly known as Dechert Price & Rhoads) in Philadelphia. He is a graduate of Harvard College, Harvard Business School, and Harvard Law School.

*Nominees who are or may be deemed to be "interested persons" (as defined in the 1940 Act) of the fund, Putnam Management, Putnam Retail Management Limited Partnership (“Putnam Retail Management”) or Marsh & McLennan Companies, Inc., the parent company of Putnam Investments and its affiliated companies. Messrs. Putnam, III and Haldeman are deemed “interested persons” by virtue of their positions as officers of the funds, Putnam Management or Putnam Retail Management and as shareholders of Marsh & McLennan Companies, Inc. Mr. Haldeman is the President and Chief Executive Officer of Putnam Investments. Mr. Putnam, III is the President of your fund and each of the other Putnam funds. The balance of the nominees are not "interested persons."

All the nominees were elected by the shareholders of your fund on October 28, 2005.

The 11 nominees for election as Trustees who receive the greatest number of votes will be elected as Trustees of your fund. The Trustees serve until their successors are elected and qualified. Each of the nominees has agreed to serve as a Trustee, if elected. If any of the nominees is unavailable for election at the time of the meeting, which is not anticipated, the Trustees may vote for other nominees at their discretion, or the Trustees may fix the number of Trustees at fewer than 11 for your fund.

What are the Trustees' responsibilities?

Your fund's Trustees are responsible for the general oversight of your fund's affairs and for assuring that your fund is managed in the best interests of its shareholders. The Trustees regularly review your fund's investment performance as well as the quality of other services provided to your fund and its shareholders by Putnam Management and its affiliates, including administration, custody, and shareholder servicing. At least annually, the Trustees review and evaluate the fees and operating expenses paid by your fund for these services and negotiate changes that they deem appropriate. In carrying out these responsibilities, the Trustees are assisted by an independent administrative staff and by your fund's auditors, independent counsel and other experts as appropriate, selected by and responsible to the Trustees.

Consistent with the 1940 Act and SEC rules, at least 75% of the trustees of your fund are required not be “interested persons” (as defined in the 1940 Act) of your fund or your fund’s investment manager. These independent trustees, who are referred to in this proxy statement as “Independent Trustees,” must vote separately to approve all financial arrangements and other agreements with your fund’s investment manager and other affiliated parties. The role of independent trustees has been characterized as that of a “watchdog” charged with oversight to protect the interests of a fund’s shareholders against overreaching and abuse by those who are in a position to control or influence the fund. Your fund’s Independent Trustees meet regularly as a group in executive session. Nine of the 11 nominees for election as Trustee would be Independent Trustees.

Board committees. Your fund’s Trustees have determined that the efficient conduct of your fund’s affairs makes it desirable to delegate responsibility for certain specific matters to committees of the board. Certain committees (the Executive Committee, Distributions Committee, and Audit and Compliance Committee) are authorized to act for the Trustees as specified in their charters. The other committees review and evaluate matters specified in their charters and make recommendations to the Trustees as they deem appropriate. Each committee may utilize the resources of your fund’s independent staff, counsel and auditors as well as other experts. The committees meet as often as necessary, either in conjunction with regular meetings of the Trustees or otherwise. The membership and chairperson of each committee are appointed by the Trustees upon recommendation of the Board Policy and Nominating Committee.

Audit and Compliance Committee. The Audit and Compliance Committee provides oversight on matters relating to the preparation of the fund’s financial statements, compliance matters and Code of Ethics issues. This oversight is discharged by regularly meeting with management and the funds’ independent registered public accounting firms and keeping current on industry developments. Duties of this Committee also include the review and evaluation of all matters and relationships pertaining to the funds' independent registered public accounting firms, including their independence. The members of the Committee include only Independent Trustees. Each member of the Committee is “independent” as defined in Sections 303.01(B)(2)(a) and (3) of the listing standards of the New York Stock Exchange and as defined in Section 121(A) of the listing standards of the American Stock Exchange. The Trustees have adopted a written charter for the Committee. The Audit and Compliance Committee’s charter, which is included in this Proxy Statement as Exhibit A, is also available on the fund's web site at https://content.putnam.com/individual_investor/pdf/committee_charter.pdf. Print copies of the charter are available free of charge upon request by calling 1-800-225-1581. The Committee currently consists of Messrs. Patterson (Chairperson), Hill and Stephens.

Board Policy and Nominating Committee. The Board Policy and Nominating Committee reviews policy matters pertaining to the operations of the Board of Trustees and its Committees, the compensation of the Trustees and their staff and the conduct of legal affairs for the funds. The Committee also oversees the voting of proxies associated with portfolio investments of the Putnam funds, with the goal of ensuring that these proxies are voted in the best interest of the funds’ shareholders.

The Committee evaluates and recommends all candidates for election as Trustees and recommends the appointment of members and chairs of each board committee. The Committee also identifies prospective nominees for election as trustee by considering individuals that come to its attention through current Trustees, Putnam Management or shareholders. Candidates properly submitted by shareholders (as described below) will be considered and evaluated on the same basis as candidates recommended by other sources. The Committee may, but is not required to, engage a third-party professional search firm to assist it in identifying and evaluating potential nominees.

When evaluating a potential candidate for membership on the Board of Trustees, the Committee considers the skills and characteristics that it feels would most benefit the Putnam funds at the time the evaluation is made. The Committee may take into account a wide variety of attributes in considering potential trustee candidates, including, but not limited to: (i) availability and commitment of a candidate to attend meetings, (ii) other board experience, (iii) relevant industry and related experience, (iv) educational background, (v) financial expertise, (vi) an assessment of the candidate’s ability, judgment and expertise, (vii) an assessment of the perceived needs of the Board of Trustees and its committees at that point in time and (viii) overall Board of Trustees composition. In connection with this evaluation, the Committee will determine whether to interview prospective nominees, and, if warranted, one or more members of the Committee, and other Trustees and representatives of the funds, as appropriate, will interview prospective nominees in person or by telephone. Once this evaluation is completed, the Committee recommends such candidates as it determines appropriate to the Independent Trustees for nomination, and the Independent Trustees select the nominees after considering the recommendation of the Committee.

The Committee will consider nominees for trustee recommended by shareholders of a fund provided shareholders submit their recommendations by the date disclosed in the paragraph entitled “Date for receipt of shareholders’ proposals for the next annual meeting,” and provided the shareholders’ recommendations otherwise comply with applicable securities laws, including Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

The Committee consists only of Independent Trustees. The Committee currently consists of Dr. Kennan (Chairperson), Ms. Baxter and Messrs. Hill, Mullin and Patterson.

Brokerage Committee. The Brokerage Committee reviews the policies and procedures of the funds regarding the execution of portfolio transactions for the funds, including policies regarding: the selection of brokers and dealers to execute portfolio transactions; the establishment of brokerage commissions rates; and the generation and use of soft dollar credits. The Committee also oversees the implementation by Putnam Management of such policies and procedures. The Committee reviews periodic reports regarding payments made, the quality of execution obtained by the funds, and the value of research obtained by Putnam Management in connection with their portfolio transactions on behalf of the funds. The Committee currently consists of Dr. Joskow (Chairperson), Ms. Drucker and Messrs. Putnam, III, and Worley.

Contract Committee. The Contract Committee reviews and evaluates, at least annually, all arrangements pertaining to (i) the engagement of Putnam Management and its affiliates to provide services to the funds, (ii) the expenditure of the funds' assets for distribution purposes pursuant to the distribution plans of the open-end funds and (iii) the engagement of other persons to provide material services to the funds, including in particular those instances where the cost of services is shared between the funds and Putnam Management and its affiliates or where Putnam Management or its affiliates have a material interest. The Committee recommends to the Trustees such changes in arrangements as it deems appropriate. After review and evaluation, the Committee recommends to the Trustees the proposed organization of new fund products and proposed structural changes to existing funds. Its oversight of the closed-end funds includes (i) investment performance, (ii) trading activity, (iii) determinations with respect to conversion of a closed-end fund to an open-end fund and (iv) other measures that might be considered to address trading discounts, including share repurchase programs. The Committee consists only of Independent Trustees. The Committee currently consists of Ms. Baxter (Chairperson), Messrs. Curtis and Mullin and Dr. Kennan.

Distributions Committee. The Distributions Committee oversees all fund distributions. The Committee makes recommendations to the Trustees of the funds regarding the amount and timing of distributions paid by the funds, and approves such matters when the Trustees are not in session. The Committee also oversees the policies and procedures pursuant to which Putnam Management prepares recommended distributions, and meets regularly with representatives of Putnam Management to review the implementation of such policies and procedures. The Committee currently consists of Messrs. Putnam, III (Chairperson) and Worley, Ms. Drucker and Dr. Joskow.

Executive Committee. The functions of the Executive Committee are twofold. The first is to ensure that the funds' business may be conducted at times when it is not feasible to convene a meeting of the Trustees or for the Trustees to act by written consent. The Committee may exercise any or all of the power and authority of the Trustees when the Trustees are not in session. The second is to establish annual and ongoing goals, objectives and priorities for the Board of Trustees and to ensure coordination of all efforts between the Trustees and Putnam Management on behalf of the shareholders of the Putnam funds. The Committee currently consists of Messrs. Hill (Chairperson), Curtis, Patterson and Putnam, III (ex officio), Dr. Joskow and Ms. Baxter.

Investment Oversight Committees. These Committees regularly meet with investment personnel of Putnam Management to review the investment performance and strategies of the funds in light of their stated investment objectives and policies. Investment Oversight Committee A currently consists of Mses. Drucker (Chairperson) and

Baxter and Mr. Curtis. Investment Oversight Committee B currently consists of Drs. Joskow (Chairperson) and Kennan and Mr. Stephens. Investment Committee C currently consists of Messrs. Mullin (Chairperson), Putnam, III and Patterson. Investment Oversight Committee D currently consists of Messrs. Worley (Chairperson), Haldeman and Hill.

Investment Process Committee. The Investment Process Committee complements the work of the Investment Oversight Committees by monitoring Putnam Management’s investment philosophies, investment processes and investment personnel. The Committee reviews Putnam Management’s research capabilities; risk management processes; recruiting, training and compensation of investment personnel; performance measurement; and portfolio construction. The Committee currently consists of Ms. Drucker (Chairperson), Dr. Joskow and Messrs. Putnam, III and Worley.

Marketing Committee. The Marketing Committee oversees the marketing and sale of fund shares by Putnam Retail Management. The Committee reviews (i) services provided by Putnam Retail Management under its Distributor’s Contracts with the open-end funds, (ii) sales charges imposed in connection with the sale of fund shares, (iii) expenditure of the funds’ assets for distribution and shareholder services pursuant to distribution plans of the open-end funds, (iv) financial arrangements between Putnam Retail Management and financial intermediaries related to the sale of fund shares and (v) compliance by Putnam Retail Management with applicable federal and state laws and regulations governing the sale of fund shares. The Committee also exercises general oversight of marketing and sales communications used by Putnam Retail Management in connection with the sale of fund shares. The Committee currently consists of Messrs. Curtis (Chairperson) and Mullin, Ms. Baxter and Dr. Kennan.

Pricing Committee. The Pricing Committee oversees the implementation of your fund’s policies and procedures for achieving accurate and timely pricing of the funds’ shares, including oversight of fair value determinations of individual securities made by Putnam Management or other designated agents of your fund. The Committee oversees compliance by money market funds with Rule 2a-7 under the 1940 Act, interfund transactions pursuant to Rule 17a-7 under the 1940 Act, and the correction of occasional pricing errors. The Committee also receives reports on various matters, including reports on the liquidity of portfolio securities. The Committee currently consists of Messrs. Stephens (Chairperson), Hill and Patterson.

Shareholder Communications and Relations Committee. The Shareholder Communications and Relations Committee reviews certain communications sent to fund shareholders, including shareholder reports, prospectuses, proxy statements and other materials. The Committee oversees the policies and procedures pursuant to which such shareholder communications are prepared, and the implementation by Putnam Management of such policies and procedures. The Committee reviews periodic reports regarding the costs to the funds of preparing and distributing such communications. The Committee also reviews periodic reports regarding comments and suggestions received with respect to such communications. The Committee currently consists of Messrs. Worley (Chairperson) and Putnam, III, Ms. Drucker and Dr. Joskow.

How large a stake do the Trustees and nominees have in the Putnam family of funds?

The Trustees allocate their investments among the Putnam funds based on their own investment needs. The table below shows the number of shares beneficially owned by each nominee for Trustee and the value of each nominee’s holdings in the fund and in all of the Putnam funds as of March 31, 2006. As a group, the Trustees owned shares of the Putnam funds valued at approximately $85 million as of March 31, 2006.

	Putnam Tax-Free Health Care Fund

Name of Nominee	Dollar Range of Putnam	Shares	Aggregate Dollar
	High Income Securities	Beneficially	Range of Shares
	Fund	Owned	Held in all of the
	Shares Owned		Putnam Funds

Jameson A. Baxter	$1–$10,000	100.000	over $100,000

Charles B. Curtis	$1–$10,000	115.174	over $100,000

Myra R. Drucker	$1–$10,000	270.000	over $100,000

Charles E. Haldeman,Jr.	$1–$10,000	108.110	over $100,000

John A. Hill	$1–$10,000	500	over $100,000

Paul L. Joskow	$1–$10,000	582.481	over $100,000

Elizabeth T. Kennan	$1–$10,000	214.542	over $100,000

Robert E. Patterson	$1–$10,000	101.104	over $100,000

George Putnam, III	$1–$10,000	100.000	over $100,000

W. Thomas Stephens	$1–$10,000	100.000	over $100,000

Richard B. Worley	$1–$10,000	100.000	over $100,000

At March 31, 2006, the Trustees and officers of the fund, as a group, owned less than 1% of the outstanding shares of the fund.

What are some of the ways in which the Trustees represent shareholder interests?

Among other ways, the Trustees seek to represent shareholder interests:

* by carefully reviewing your fund's investment performance on an individual basis with your fund's investment team;

* by carefully reviewing the quality of the various other services provided to the funds and their shareholders by Putnam Management and its affiliates;

* by discussing with senior management of Putnam Management steps being taken to address any performance deficiencies;

* by reviewing in depth the fees paid by each fund and by negotiating with Putnam Management to ensure that such fees remain reasonable and competitive with those of comparable funds, while at the same time providing Putnam Management sufficient resources to continue to provide high quality services in the future;

* by reviewing brokerage costs and fees, allocations among brokers, soft dollar expenditures and similar expenses of the funds;

* by monitoring potential conflicts of interest between the funds and Putnam Management and its affiliates to ensure that the funds continue to be managed in the best interests of their shareholders; and

* by monitoring potential conflicts among funds managed by Putnam to ensure that shareholders continue to realize the benefits of participation in a large and diverse family of funds.

How can shareholders communicate with the Trustees?

The Board of Trustees provides a process for shareholders to send communications to the Trustees. Shareholders may direct communications to the Board of Trustees as a whole or to specified individual Trustees by submitting them in writing to the following address:

The Putnam funds Attention: “Board of Trustees” or any specified Trustee(s) One Post Office Square Boston, Massachusetts 02109

Written communications must include the shareholder’s name, be signed by the shareholder, refer to the Putnam fund(s) in which the shareholder holds shares and include the class and number of shares held by the shareholder as of a recent date.

The Office of the Trustees will respond to all correspondence sent to Trustees; however, due to the volume of correspondence, all communications are not sent directly to the Trustees. The correspondence is reviewed, summarized and presented to Trustees on a periodic basis.

How often do the Trustees meet?

The Trustees meet each month (except August) over a two-day period to review the operations of your fund and of the other Putnam funds. A portion of these meetings is devoted to meetings of various committees of the board that focus on particular matters. Each Trustee generally attends at least two formal committee meetings during each regular meeting of the Trustees. In addition, the Trustees meet in small groups with Chief Investment Officers, Portfolio Leaders and Portfolio Members to review recent performance and the current investment climate for selected funds. These meetings ensure that the fund's performance is reviewed in detail at least twice a year. The Contract Committee typically meets on several additional occasions during the year to carry out its responsibilities. Other committees, including the Executive Committee, may also meet on special occasions as the need arises. During calendar year 2005, the average Trustee participated in approximately 55 committee and board meetings. The number of times each committee met during your fund’s last fiscal year is shown in the table below:

Putnam Tax-Free Health Care Fund
Fiscal year ended May 31, 2006

Audit and Compliance Committee	12

Board Policy and Nominating Committee	12

Brokerage Committee	9

Contract Committee	15

Distributions Committee	10

Executive Committee	2

Investment Oversight Committees	38

Marketing Committee***	9

Pricing Committee*	12

Shareholder Communications and Relations Committee***	8

Investment Process Committee****	5

* Effective January 2006, the responsibilities of the Audit and Pricing Committee were divided between two separate committees, the Audit and Compliance Committee and the Pricing Committee. The number of meetings also includes the number of meetings held by the Audit and Pricing Committee prior to the formation of the new committees.

** Effective January 2006, the Brokerage and Custody Committee was renamed the Brokerage Committee.

*** Effective January 2006, the responsibilities of the Communication, Service and Marketing Committee were divided between two separate committees, the Marketing Committee and the Shareholder Communications and Relations Committee. The number of meetings shown also includes the number of meetings held by the Communication, Service and Marketing Committee prior to the formation of the new committees.

**** The Investment Process Committee began meeting in January 2006.

Your fund does not have a policy with respect to Trustee attendance at shareholder meetings. Although your fund’s Trustees did not attend the last annual meeting of your fund, they were represented at the meeting by their staff.

What are the Trustees paid for their services?

Each Independent Trustee of the fund receives an annual retainer fee and additional fees for each Trustees' meeting attended, for attendance at industry seminars and for certain compliance-related services. Independent Trustees who serve on board committees receive additional fees for attendance at certain committee meetings and for special services rendered in that connection. Independent Trustees also are reimbursed for costs incurred in connection with their services, including costs of travel, seminars and educational materials. All of the current Independent Trustees of the fund are Trustees of all the Putnam funds and receive fees for their services. Mr. Putnam, III also receives the foregoing fees for his services as Trustee.

The Trustees periodically review their fees to ensure that such fees continue to be appropriate in light of their responsibilities as well as in relation to fees paid to trustees of other mutual fund complexes. The Board Policy and Nominating Committee, which consists solely of Independent Trustees of the fund, estimates that committee and Trustee meeting time, together with the appropriate preparation, requires the equivalent of at least three business days per Trustee meeting. The following table shows the year each Trustee became a Trustee of the Putnam funds and the fees paid to each Trustee by your fund for its most recent fiscal year and the fees paid to each Trustee by all of the Putnam funds during calendar year 2005:

Putnam Tax-Free Health Care Fund
Compensation Table

	Aggregate	Retirement	Estimated	Total
	compensation	benefits	annual	compensation
	from the fund	accrued	benefits from all	from all Putnam
		as part of	Putnam funds	funds(2)(3)
Trustees/Year		fund expenses	upon retirement(1)

Jameson A. Baxter/1994(4)

Charles B. Curtis/2001

Myra R. Drucker/2004

Charles E. Haldeman, Jr./2004

John A. Hill/1985(4)(5)

Ronald J. Jackson/1996(4)(6)

Paul L. Joskow/1997(4)

Elizabeth T. Kennan/1992

John H. Mullin, III/1997(4)

Robert E. Patterson/1984

George Putnam, III/1984(5)

W. Thomas Stephens/1997(4)

Richard B. Worley/2004

(1) Estimated benefits for each Trustee are based on Trustee fee rates for calendar years 2003, 2004 and 2005. For Mr. Jackson, the annual benefits equal the actual benefits he is currently receiving under the Retirement Plan for Trustees of the Putnam funds.

(2) As of December 31, 2005, there were 108 funds in the Putnam family. For Mr. Hill, amounts shown also include compensation for service as Chairman of TH Lee, Putnam Emerging Opportunities Portfolio, a closed-end fund advised by an affiliate of Putnam Management.

(3) Includes amounts (ranging from approximately $1,500 to $15,250 per Trustee) for which the Putnam funds were reimbursed by Putnam Management for special Board and committee meetings and additional time spent on behalf of the Putnam funds in connection with certain regulatory and investigatory matters.

(4) Certain Trustees are also owed compensation deferred pursuant to a Trustee Compensation Deferral Plan. As of May 31, 2006, the total amounts of deferred compensation payable by the fund, including income earned on such amounts, to certain Trustees were: Ms. Baxter - $___, Mr. Hill - $____, Mr. Jackson -$____, Dr. Joskow, - $____, Mr. Mullin - $____, and Mr. Stephens - $___.

(5) Includes additional compensation to Messrs. Hill and Putnam, III for service as Chairman of the Trustees and President of the Funds, respectively.

(6) Mr. Jackson retired from the Board of Trustees of the Putnam funds on June 10, 2005.

Under a Retirement Plan for Trustees of the Putnam funds (the "Plan"), each Trustee who retires with at least five years of service as a Trustee of the funds is entitled to receive an annual retirement benefit equal to one-half of the average annual attendance and retainer fees paid to such Trustee for calendar years 2003, 2004 and 2005. This retirement benefit is payable during a Trustee's lifetime, beginning the year following retirement, for the number of years of service through December 31, 2006. A death benefit, also available under the Plan, ensures that the Trustee and his or her beneficiaries will receive benefit payments for the lesser of an aggregate period of (i) ten years or (ii) such Trustee's total years of service.

The Plan Administrator (currently the Board Policy and Nominating Committee) may terminate or amend the Plan at any time, but no termination or amendment will result in a reduction in the amount of benefits (i) currently being paid to a Trustee at the time of such termination or amendment, or (ii) to which a current Trustee would have been entitled had he or she retired immediately prior to such termination or amendment. The Trustees have terminated the Plan with respect to any Trustee first elected to the board after 2003.

2. SHAREHOLDER PROPOSAL REGARDING CONVERSION TO AN OPEN-END INVESTMENT COMPANY

What is this proposal?

A shareholder of your fund (the “proponent”) has informed the fund that it intends to present a proposal for action at the Annual Meeting of Shareholders. The proposal submitted by the proponent and the accompanying supporting statement read as follows:

RESOLVED: The shareholders of Putnam Tax-Free Health Care Fund (the “Fund”) request the Board of Trustees to promptly take the steps necessary to open end the Fund or otherwise enable shareholders to realize net asset value (“NAV”) for their shares.

SUPPORTING STATEMENT: The Fund’s shares have traded at a double-digit discount to their NAV for a long time. As of February 10, 2006, the discount stood at 14%, which was the largest discount of all 110 closed-end national municipal bond funds. Thus, a shareholder wishing to sell his or her shares at the close of business that day would receive only $12.16 even though the NAV was $14.16. If the Fund open-ends, we will gain $2.00 per share which represents more than three years worth of dividends! If you would like to see the value of your shares increase from $12.16 to $14.16, please vote in favor of this proposal.

The proponent’s name and address and the number of shares it owns in your fund will be furnished by the Clerk of your fund upon request.

What would happen if the proposal passes?

The shareholder proposal is phrased as a request and, if it passes at the Annual Meeting of Shareholders, would not automatically transform your fund into an open-end investment company or otherwise effect any structural change. Instead it would present the Trustees with a formal request from shareholders to open-end the fund. The Trustees would then exercise their fiduciary duty in deciding what action, if any, would be in the best interests of all shareholders under the circumstances. The Trustees would not, however, be obligated to take any specific action or make any specific recommendation with respect to open-ending. Unless and until any conversion to open-end status is completed, shareholders would still only be able to sell their shares at prevailing market prices. Furthermore, during the time prior to any open-ending the market price of your fund’s shares will continue to fluctuate in relation to net asset value, which means that the trading discount could widen or narrow in the interim regardless of the results of the current shareholder proposal. Thus the proponent’s assertion that voting in favor of the proposal would provide a $2 per share increase in value does not take into account a number of procedural steps and market uncertainties.

Though focused on open-ending, the proposal alternatively requests that the Trustees take other steps enabling shareholders to realize the net asset value of their shares – this might entail such measures as merging the fund into an open-end fund, liquidating the fund and distributing its assets, or engaging in a tender offer to repurchase fund shares. It is important to note, however, that the only way to ensure that all shareholders realize net asset value for their shares would be to eliminate the closed-end structure of your fund, whether it is by open-ending, merger, liquidation or otherwise. Thus, although the discussion below focuses on open-ending, many of the considerations apply equally to other measures that would enable shareholders to realize net asset value for their shares.

What do the Trustees recommend?

The Trustees believe that the continued operation of your fund as a closed-end fund is in the best long-term interests of your fund’s shareholders. Accordingly, the Trustees of your fund unanimously recommend that shareholders vote “AGAINST” this proposal.

Why are the Trustees recommending a vote against the proposal?

In recommending a vote against the shareholder proposal, the Trustees considered the following factors:

* Potential investment advantages. The Trustees believe that your fund’s closed-end status provides potential investment advantages not available to open-end fund investors. Because your fund’s shares are not redeemable, your fund is not required to maintain short-term, lower-yielding investments in anticipation of possible redemptions, and generally can be more fully invested in higher-yielding securities. As a closed-end fund, your fund does not experience the cash flows associated with sales and redemptions of open-end fund shares, which create transaction costs that are borne by long-term shareholders. Such cash flows may at times also require temporary investment in short-term, lower-yielding securities, pending investment in longer-term, higher-yielding securities.

* Your fund’s investment portfolio. Your fund seeks to achieve its investment objectives by investing in a portfolio primarily consisting of tax-exempt healthcare bonds. Putnam Management has informed the Trustees that your fund is the only registered closed- or open-end fund that focuses primarily on investments of this kind. The Trustees believe that this makes your fund a valuable complement to other investment products available to the public and a viable option for investors seeking to diversify their portfolio of tax-exempt investments.

Putnam Management has informed the Trustees that the closed-end structure is particularly well suited for your fund’s sector-specific approach to investing. Having a stable pool of assets allows the portfolio management team to structure its portfolio carefully over time without the need to respond to short-term cash flows. This stability is especially important in light of your fund’s particular industry focus, as investing in tax-exempt healthcare bonds typically entails holding longer-maturity securities or a careful balance of securities with a range of maturities. In these circumstances, Putnam Management believes that any adjustments in portfolio composition may best be accomplished through gradual replacement of individual positions, rather than through large rapid sales or purchases.

* Solid performance. In evaluating the shareholder proposal, the Trustees took into consideration the fact that your fund has outperformed both its primary benchmark and its Lipper category, when measured at net asset value, for all relevant periods, as described below under “How has your fund performed.” Putnam Management has indicated to the Trustees that it believes these performance results are attributable, in part, to the investment flexibility and stable asset base associated with the closed-end fund status of your fund.

* Potential for leverage. At the 2005 Annual Meeting of Shareholders, the Trustees proposed, and shareholders approved, changes to your fund’s investment restrictions to allow your fund to employ investment leverage, either through issuance of preferred shares or through borrowing, to the maximum extent permitted by law. Closed-end tax-exempt funds commonly issue preferred shares as a means of leveraging their portfolio and increasing yield to common shareholders. While your fund has not yet leveraged its portfolio, Putnam Management has informed the Trustees that it would consider making use of leverage, in particular in the form of preferred shares, under appropriate market conditions within the foreseeable future. If your fund were to cease to be closed-end, it would not be able to issue preferred shares (and would have to redeem any preferred shares, if issued). Although as an open-end fund your fund could leverage through borrowing, it would likely incur higher costs in doing so. Your fund’s ability to use leverage in seeking increased returns and yield could help in the future to reduce the discount to net asset value at which your fund’s shares may trade.

* Other recent measures in response to discounts. In reviewing the trading information for your fund, the Trustees took into account the fact that its shares have consistently traded at a discount to net asset value over the past few years. They reviewed the possible causes and effects of discounts, which are discussed at more length below, and noted that discount levels for your fund have fluctuated over the years and that, for some periods, fund shares have traded at substantially lower discounts or at premiums.

Both in response to recent discounts and as part of their general oversight responsibilities, the Trustees have over the past year reviewed various measures to increase shareholder value for each of the Putnam closed-end funds. In addition to proposing the aforementioned changes to permit your fund to employ leverage, the Trustees recently authorized a share repurchase program for all of the Putnam closed-end funds, which is discussed below. Furthermore, the Trustees initiated changes to your fund’s management contract, which went into effect in January 2006, resulting in a reduction of the effective management fee rate from 0.65% to 0.55%, measured as a percentage of average assets of the fund. The Trustees believe that these recent steps have the potential to enhance shareholder returns, which in turn may support increased demand for your fund’s shares.

* Possible changes in fund size and expenses. Following conversion to open-end status, redemptions by shareholders could cause your fund to shrink in the near term, resulting in an increased expense ratio for remaining shareholders. Putnam Retail Management has advised the Trustees that your fund may experience significant net redemptions shortly following a conversion to open-end status, thereby shrinking the fund’s size and creating significant transaction costs. If your fund were to convert to open-end status, the Trustees would consider instating a redemption fee for a period of time following conversion, with the purpose of offsetting the transaction costs that might result from significant redemptions of shares. The terms of any redemption fee would be determined at a later time, but the Trustees do not expect that the fee would exceed 2% or be imposed on redemptions for a period of longer than one year following conversion to an open-end fund.

Since open-end funds may continuously offer new shares to the public, they also have the ability to increase in size in the long term, and growth in your fund’s size following a conversion to open-end status could result in efficiencies and the ability to spread fixed costs over a larger pool of assets. In order to increase assets in the face of redemptions following a conversion to open-end status, the Trustees would likely consider commencing a continuous offering of shares of your fund. In that instance, to support the marketing of fund shares, the Trustees might also propose that your fund adopt a distribution plan under Rule 12b-1 similar to the plans of other open-end Putnam funds, under which Putnam Retail Management, those funds’ principal underwriter, currently receives annual distribution fees of 0.25% of net assets, though the applicable plans permit fees of up to 0.35% .

How has your fund performed?

The following table summarizes the annualized total return of your fund for the periods shown based on the net asset value and the market price of its shares. The table also shows the performance of your fund’s primary benchmark index and the average performance of funds in its peer group of closed-end funds as determined by Lipper Inc., an independent fund rating agency. The Lipper peer group is composed of general closed-end municipal bond funds, since there are no other closed-end tax-exempt healthcare funds on the market. Of course, past performance is no guarantee of future performance.

Total Return (Annualized) for Periods Ending March 31, 2006

	1 year	3 years	5 years	10 years

Putnam Tax-Free Health Care Fund	5.48%	5.59%	6.22%	6.12%
(performance at net asset value)

Putnam Tax-Free Health Care Fund	7.14	5.26	4.16	5.21
(performance at market price)

Lehman Municipal Bond Index	3.80	4.10	5.18	5.87

Lipper Closed-End General & Insured
Municipal Funds Average (NAV)	5.08	5.18	5.05	5.47

Lipper Closed-End General & Insured
Municipal Funds Average (Market)	9.99	5.81	4.96	5.55

In reviewing these performance figures, the Trustees noted that your fund has outperformed, at net asset value, both its primary benchmark and its Lipper category of comparable funds for the 1-, 3-, 5- and 10-year periods. Putnam Management has indicated to the Trustees that it believes these performance results are attributable, in part, to the investment flexibility and stable asset base associated with the closed-end fund status of your fund. Furthermore, the returns for periods ended March 31, 2006 only partially reflect the impact of a reduction by 0.10% (of average assets) in the fund’s management fees that went into effect on January 1, 2006, which will have the corresponding effect of increasing the fund’s total return (at net asset value) by 0.10% on an annualized basis. The Trustees also noted that your fund’s performance at market price compared unfavorably to the primary benchmark and Lipper performance for certain periods. Because performance at market price reflects the impact of market forces, which are inherently unpredictable, the Trustees consider performance at net asset value to be more indicative of the long-term investment opportunity offered by your fund.

The Trustees believe that shareholders should evaluate your fund’s investment performance, both at net asset value and at market price, in light of the fund’s stated investment goal:

To seek as high a level of current income free from federal income taxes as Putnam believes is consistent with preservation of capital through a portfolio of municipal bonds concentrated in the health-care sector.

Putnam Management has advised the Trustees that, consistent with this goal, it manages your fund’s portfolio in a way that seeks to balance the pursuit of investment yield against the risks to principal that might result from an undue focus on yield alone. This means that your fund will not necessarily invest in the highest yielding securities available in the marketplace if doing so would involve undue risk of loss of principal due to possible credit defaults or interest rate changes. Thus, there may be times when your fund’s portfolio will generate an investment yield that is lower than that of some competing investment products that are willing to accept greater risk. Since investment yields appear to be an important factor in influencing market prices, this emphasis on total return may at times contribute to discount levels that are higher than those of competing products. Over longer periods of time, however, Putnam Management believes that this approach to managing risk should produce, although there is no guarantee that it will produce, less principal volatility and higher overall investment returns.

What does it mean when fund shares trade at a discount?

Since closed-end funds are not required to redeem their shares, investors in closed-end funds who wish to liquidate their investment must sell their shares in the secondary markets. To promote the availability of active secondary markets for shareholders who wish to sell their shares, your fund has listed its shares for trading on the New York Stock Exchange. Prices in these secondary markets are determined by market forces and will fluctuate over time. They will also fluctuate in relation to a fund’s net asset value. Closed-end fund shares generally trade at a discount to their net asset value but at times may trade at a premium to net asset value.

Putnam Management has advised the Trustees that discount levels for closed-end funds investing primarily in fixed-income securities – such as your fund – appear to fluctuate in relation to conditions in the broader fixed-income markets, generally increasing during periods of rising interest rates and declining during periods of falling interest rates. Accordingly, these funds may be more suitable for investors who have a longer investment horizon and who will less likely face the need to liquidate their investments under unfavorable market conditions. The existence of discounts at times may also provide attractive opportunities to investors seeking potential additional returns from reductions in discount levels between the time of their purchase and their sale.

As indicated in the tables below, while your fund’s common shares have traded at a discount to their net asset value over more recent periods, the discount has fluctuated over time, and at times your fund’s shares have traded at a premium to net asset value. In order to show the range of discounts and premiums at which your fund’s shares have historically traded, the table below presents both the highest market price and the lowest market price at which your fund’s shares closed on any trading day over the course of each full calendar year since inception, in each case expressed as a percentage discount from, or premium to, net asset value (NAV). Thus, the “Highest Market Price” column presents the lowest discount or, if the fund traded above NAV during the year, the highest premium achieved in a given year; conversely, the “Lowest Market Price” column presents the highest discount or, if the fund only traded above NAV during the year, the lowest premium. In addition, the “Average Discount/Premium” column presents the average daily differential between market price and net asset value over the course of each full calendar year since inception.

Putnam Tax-Free Health Care Fund

	Highest Market	Lowest Market	Average
Calendar Year	Price (relative	Price (relative	Discount/Premium
	to NAV)	to NAV)

2005	-12.33%	-16.71%	-14.04%

2004	-9.28%	-15.87%	-13.05%

2003	-9.61%	-14.97%	-12.28%

2002	-8.67%	-15.61%	-11.85%

2001	+1.91%	-12.17%	-2.84%

2000	+0.30%	-17.10%	-8.87%

1999	+5.80%	-17.84%	-2.83%

1998	+8.21%	-5.30%	0.12%

1997	+1.00%	-7.09%	-2.75%

1996	-3.48%	-12.51%	-6.52%

1995	+1.11%	-13.13%	-4.48%

1994	+2.31%	-4.30%	-1.97%

1993	+2.86%	-3.51%	-0.33%

How do the Trustees monitor and address trading discounts?

The Trustees carefully monitor the trading prices of your fund’s shares, recognizing that trading prices and discounts will fluctuate over time. At times when the fund trades at a material discount for an extended period of time, the Trustees may examine possible factors contributing to the situation and consider a broad range of possible actions in an effort to reduce or eliminate the discount. Such actions that could be implemented in a manner consistent with your fund’s closed-end structure might include:

· Communications with the marketplace regarding the benefits of investing in the fund in an effort to increase investor demand for the fund’s shares;
· Repurchases by the fund of its shares at prevailing market prices; and
· Tender offers by the fund to repurchase its shares at net asset value (or at a price above market and below net asset value).

It is possible that these actions may have a temporary effect on a fund’s trading discount, although there is little industry experience that would suggest a long-term impact. Repurchases of shares, whether in the market or in tender offers, reduce the fund’s size and may result in an increase in the fund’s expense ratio. To the extent that shares are repurchased at prices below net asset value, however, such repurchases will enhance the net asset value of the fund’s shares and the total return of the remaining shareholders. Recognizing this benefit, the Trustees have authorized share repurchases by certain

Putnam closed-end funds on past occasions. More recently, in October 2005, the Trustees authorized all of the Putnam closed-end funds, including your fund, to repurchase up to 5% of their outstanding shares at market prices through October 6, 2006. In March 2006, the Trustees increased this repurchase program to permit the funds to repurchase up to 10% of their outstanding shares over the same time period. The Trustees continue to study the results of the repurchase program to determine its impact on trading discounts and on investment performance. To date, the Trustees have not authorized tender offers but may consider that alternative in the future.

In considering these actions and the current proposal, the Trustees have considered the fact that all shareholders who purchased your fund’s shares presumably made their choice from among a broad array of available investment products available in the marketplace, with an understanding of the potential advantages and disadvantages of closed-end funds. Thus, in considering whether to recommend a fundamental change in the structure of the fund and its investment characteristics, the Trustees have considered whether the closed-end structure of the fund continues to offer the investment advantages contemplated when the fund was originally offered to the marketplace. As discussed in context of investment performance above, the Trustees believe that your fund’s consistent outperformance (at net asset value) of both its primary benchmark and its Lipper peer group average underscores the advantages of the closed-end structure for its particular investment portfolio and its sector-specific focus on tax-exempt healthcare bonds. Especially in light of the recent steps to enhance shareholder returns described above, the Trustees have concluded that recent discount levels do not currently justify abandoning the advantages of the closed-end structure by converting your fund to open-end status.

What are additional differences between a closed-end and open-end fund?

In addition to the differences outlined above, shareholders evaluating this proposal may wish to consider the following:

* Investment flexibility. Because they are required to maintain the ability to honor redemption requests, open-funds are prohibited by the 1940 Act from investing more than 15% of their assets in securities that are deemed illiquid. Closed-end funds are not subject to this restriction.

* Annual shareholder meetings. Your fund is currently required by the rules of the New York Stock Exchange to hold annual meetings of shareholders. Conversion of your fund to open-end status would result in termination of the fund’s listing on the New York Stock Exchange, with the result that your fund would no longer be required to hold annual meetings. The open-end Putnam funds have committed to holding shareholder meetings for the purpose of electing their Trustees at least every five years (beginning in 2004).

* Dividend reinvestment. Shareholders of your fund currently have the option of participating in the fund’s Dividend Reinvestment Plan, under which cash distributions paid by your fund are generally reinvested through the purchase of additional fund shares at market prices, which currently reflect a discount from net asset value. (At times when your fund’s shares are trading at a premium over their net asset value, such reinvestments are made at the higher of net asset value or 95% of market value.) Shareholders of open-end Putnam funds have the option to reinvest their distributions in additional shares at net asset value at all times. If the fund were to convert to open-end status, shareholders would no longer be able to reinvest dividends at a price below net asset value per share during times when shares are trading at a discount to net asset value.

* Exchange privileges. Shareholders of open-end funds in the Putnam family of funds currently have the privilege of exchanging their investment at net asset value and without sales charges for shares of the same class of more than 65 open-end funds in the Putnam group. Shareholders of your fund do not have that privilege.

What is the voting requirement for approving the shareholder proposal?

Approval of the shareholder proposal requesting that the Trustees of your fund take the steps necessary to convert your fund to an open-end investment company or otherwise permit shareholders of your fund to realize the net asset value of their shares requires the affirmative vote of a majority of the shares voted on the proposal.

The Trustees believe that the continued operation of your fund as a closed-end fund is in the best long-term interests of your fund’s shareholders, and unanimously recommend a vote against the shareholder proposal.

Further Information About Voting and the Meeting

Quorum and Methods of Tabulation. The shareholders of each fund vote separately with respect to each proposal. A majority of the shares entitled to vote constitutes a quorum for the transaction of business with respect to any proposal at the meeting (unless otherwise noted in the proxy statement). Votes cast by proxy or in person at the meeting will be counted by persons appointed by your fund as tellers for the meeting. The tellers will count the total number of votes cast "for" approval of a proposal for purposes of determining whether sufficient affirmative votes have been cast. Shares represented by proxies that reflect abstentions and "broker non-votes" (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or the persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum.

With respect to the election of Trustees and Proposal 2, neither abstentions nor broker non-votes have an effect on the outcome of the proposal.

Shareholders who object to any proposal in this Proxy Statement will not be entitled under Massachusetts law or your fund’s Agreement and Declaration of Trust to demand payment for, or an appraisal of, their shares.

Other business. The Trustees know of no matters other than those set forth herein to be brought before the meeting. If, however, any other matters properly come before the Meeting, proxies will be voted on such matters in accordance with the judgment of the persons named in the enclosed form of proxy.

Simultaneous meetings. The meeting of shareholders of your fund is called to be held at the same time as the meetings of shareholders of other Putnam funds. It is anticipated that all meetings will be held simultaneously.

If any shareholder at the meeting objects to the holding of a simultaneous meeting and moves for an adjournment of the meeting to a time promptly after the simultaneous meetings, the persons named as proxies will vote in favor of such adjournment.

Solicitation of proxies. In addition to soliciting proxies by mail, Trustees of your fund and employees of Putnam Management, Putnam Fiduciary Trust Company and Putnam Retail Management may solicit proxies in person or by telephone. Your fund may arrange to have a proxy solicitation firm call you to record your voting instructions by telephone. The procedures for voting proxies by telephone are designed to authenticate shareholders' identities, to allow them to authorize the voting of their shares in accordance with their instructions and to confirm that their instructions have been properly recorded. Your fund has been advised by counsel that these procedures are consistent with the requirements of applicable law. If these procedures were subject to a successful legal challenge, such votes would not be counted at the meeting. Your fund is unaware of any such challenge at this time. Shareholders would be called at the phone number Putnam Management has in its records for their accounts, and would be asked for their Social Security number or other identifying information. The shareholders would then be given an opportunity to authorize the proxies to vote their shares at the meeting in accordance with their instructions. To ensure that the shareholders' instructions have been recorded correctly, they will also receive a confirmation of their instructions in the mail. A special toll-free number will be available in case the information contained in the confirmation is incorrect.

Shareholders have the opportunity to submit their voting instructions via the Internet by utilizing a program provided by a third party vendor hired by Putnam Management or by automated telephone service. The giving of a proxy will not affect your right to vote in person should you decide to attend the meeting. To use the Internet, please access the Internet address listed on your proxy card and follow the instructions on the internet site. To record your voting instructions via automated telephone service, use the toll-free number listed on your proxy card. The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions, and to confirm that shareholders' instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the shareholders.

Your fund's Trustees have adopted a general policy of maintaining confidentiality in the voting of proxies. Consistent with this policy, your fund may solicit proxies from shareholders who have not voted their shares or who have abstained from voting, including brokers and nominees.

Persons holding shares as nominees will, upon request, be reimbursed for their reasonable expenses in soliciting instructions from their principals. Your fund has retained at its own expense Computershare Fund Services, 17 State Street, New York, New York, 10004, to aid in the solicitation of instructions for registered and nominee accounts, for a fee not to exceed $1,500, plus reasonable out of pocket expenses. The expenses of the preparation of proxy statements and related materials, including printing and delivery costs, are borne by the fund.

Revocation of proxies. Proxies, including proxies given by telephone or over the Internet, may be revoked at any time before they are voted either (i) by a written revocation received by the Clerk of your fund, (ii) by properly executing a later-dated proxy, (iii) by recording later-dated voting instructions via the Internet, (iv) in the case of brokers and nominees, by submitting written instructions to your fund’s solicitation agent or the applicable record shareholder or (v) by attending the meeting and voting in person.

Date for receipt of shareholders' proposals for the next annual meeting. It is currently anticipated that your fund's next annual meeting of shareholders will be held in January 2007. The Trustees of your fund reserve the right to set an earlier or later date of the 2007 meeting. Shareholder proposals to be included in the proxy statement for that meeting must be received by your fund on or before September 1, 2006. In order for a shareholder proposal to be included in the proxy statement, both the submitting shareholder and the proposal itself must satisfy the requirements set forth in Rule 14a-8 under the 1934 Act. Shareholders who wish to make a proposal at the January 2007 annual meeting--other than one that will be included in the fund's proxy materials--should notify the fund no later than October 15, 2006. Shareholders who wish to propose one or more nominees for election as Trustees, or to make a proposal fixing the number of Trustees, at the January 2007 annual meeting must provide written notice to the fund (including all required information) so that such notice is received in good order by the fund no later than December 11, 2006.

The Board Policy and Nominating Committee will also consider nominees recommended by shareholders of the fund to serve as Trustees. A shareholder must submit the names of any such nominees in writing to the fund, to the attention of the Clerk, at the address of the principal offices of the fund. If a shareholder who wishes to present a proposal fails to notify the fund by the dates specified above, the proxies solicited for the meeting will have discretionary authority to vote on the shareholder’s proposal if it is properly brought before the meeting. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

Adjournment. If sufficient votes in favor of any of the proposals set forth in the Notice of Annual Meeting of Shareholders are not received by the time scheduled for the meeting or if the quorum required for the proposal has not been met, the persons named as proxies may propose adjournments of the meeting for a period or periods of not more than 60 days in the aggregate to permit further solicitation of proxies. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the Meeting to be adjourned. The persons named as proxies will vote in favor of adjournment those proxies that they are entitled to vote in favor of the proposals. They will vote against any such adjournment those proxies required to be voted against the proposals. Your fund pays the costs of any additional solicitation and of any adjourned session. Any proposals for which sufficient favorable votes have been received by the time of the meeting may be acted upon and considered final regardless of whether the meeting is adjourned to permit additional solicitation with respect to any other proposal.

Duplicate mailings. As permitted by SEC rules, Putnam’s policy is to send a single copy of the proxy statement to shareholders who share the same last name and address, unless a shareholder previously has requested otherwise. Separate proxy ballots will be included with the proxy statement for each account registered at that address. If you would prefer to receive your own copy of the proxy statement, please contact Putnam Investor Services by phone at 1-800-225-1581 or by mail at P.O. Box 41203, Providence, Rhode Island 02940-1203.

Financial information. Your fund’s Clerk will furnish to you, upon request and without charge, a copy of the fund's annual report for its most recent fiscal year, and a copy of its semiannual report for any subsequent semiannual period. You may direct such requests to Putnam Investor Services, P.O. Box 41203, Providence, RI 02940-1203, or call 1-800-225-1581.

Fund Information

Putnam Investments. Putnam Investment Management, LLC, your fund's investment manager and administrator, is a subsidiary of Putnam, LLC (Putnam Investments). Putnam Investments is a wholly-owned subsidiary of Putnam Investments Trust, a holding company that, except for a minority stake owned by employees, is in turn owned by Marsh & McLennan Companies, Inc., a leading professional services firm that includes risk and insurance services, investment management and consulting businesses.

The address of each of Putnam Investments Trust, Putnam Investments and Putnam Investment Management, LLC, is One Post Office Square, Boston, Massachusetts 02109. The address of the executive offices of Marsh & McLennan Companies, Inc. is 1166 Avenue of the Americas, New York, New York 10036. Charles E. Haldeman, Jr. is the President and Chief Executive Officer of Putnam Investments. His address is One Post Office Square, Boston, MA 02109.

Mr. Haldeman is a stockholder of Putnam Investments Trust. On March 15, 2005, Putnam Investments Trust granted Mr. Haldeman 210,635 shares of Class B Common Stock pursuant to the Putnam Investments Trust Equity Partnership Plan. With respect to this grant, Mr. Haldeman’s shares vest over a four-year period, with 25% of the shares vesting on each anniversary of the grant, although vesting may be accelerated under certain circumstances if Mr. Haldeman’s employment with Putnam terminates. On September 29, 2005, Mr. Haldeman participated in the Putnam Option Exchange Program in which holders of eligible options to purchase Class B Common Stock were permitted to elect to exchange their options for restricted shares of Class B Common Stock with a value equal to the value of the exchanged options. Mr. Haldeman was granted 14,226 restricted shares of Class B Common Stock in exchange for an option to purchase 99,200 shares of Class B Common Stock. On March 15, 2006, Putnam Investments Trust granted Mr. Haldeman 111,693 restricted shares of Class B Common Stock for his performance in 2005. With respect to such grant, Mr. Haldeman’s shares vest over a four-year period, with 25% of the shares vesting on each anniversary of the grant. On March 15, 2006, Mr. Haldeman received an additional grant of 314,136 restricted shares of Class B Common Stock and an option to purchase 510,638 shares as a special grant as a result of his employment contract with Marsh & McLennan Companies, Inc. With respect to each such grant, Mr. Haldeman’s shares vest 10%, 20%, 30% and 40% over the next 4 years, subject to acceleration provisions based on investment performance.

Putnam Fiduciary Trust Company. Putnam Fiduciary Trust Company, the fund's investor servicing agent and custodian, is a subsidiary of Putnam Investments. Its address is One Post Office Square, Boston, Massachusetts 02109.

For the fiscal year ended May 31, 2005, the fund paid Putnam Fiduciary Trust Company aggregate fees of 184,838 for custody credits and investor servicing credits.

Litigation. Exhibit B to this proxy statement describes the pending legal proceedings in which the Trustees have been named as parties adverse to your fund.

Limitation of Trustee liability. Your fund’s Declaration of Trust provides that the fund will indemnify its Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the fund, except if it is determined in the manner specified in the Declaration of Trust that they have not acted in good faith in the reasonable belief that their actions were in the best interests of the fund or that such indemnification would relieve any officer or Trustee of any liability to the fund or its shareholders arising by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties. Your fund, at its expense, provides liability insurance for the benefit of its Trustees and officers.

Independent Registered Public Accounting Firm. As set forth in the table below, the Audit and Compliance Committee and the full Board of Trustees have selected KPMG LLP, 99 High Street, Boston, Massachusetts 02110, to serve as the independent registered public accounting firm for the fund’s current fiscal year. Representatives of KPMG LLP are expected to be present at the meeting of shareholders of the funds to make statements and to respond to appropriate questions.

The following table presents fees billed in the fiscal years ended May 31, 2005 and May 30, 2004 for services rendered to the fund by the fund’s independent registered public accounting firm:

Fiscal year ended*	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees

May 31, 2005	$29,950	$-	$4,150	$-
May 31, 2004	$26,000	$-	$3,600	$35

* Fee information for the fiscal year ended May 31, 2006 was not available as of the date of this proxy statement.

Audit Fees represents fees billed for the fund’s last two fiscal years.

Audit-Related Fees represents fees billed in the fund’s last two fiscal years for services traditionally performed by the fund’s auditor, including accounting consultation for proposed transactions or concerning financial accounting and reporting standards and other audit or attest services not required by statute or regulation.

Tax Fees represent fees billed in the fund’s fiscal years ended May 31, 2005 and May 30, 2004 for tax compliance, tax planning and tax advice services. Tax planning and tax advice services include assistance with tax audits, employee benefit plans and requests for rulings or technical advice from taxing authorities.

All Other Fees represents fees billed for services relating to an analysis of recordkeeping fees, fund expense processing and interfund trading.

The following table presents the amounts KPMG LLP billed for aggregate non-audit fees in each of the years ended May 31, 2005 and May 30, 2004 to the fund, Putnam Management and any entity controlling, controlled by or under common control with Putnam Management that provides ongoing services to the fund:

Fiscal year ended*
May 31, 2005	$4,150
May 31, 2004	$3,635

* Fee information for the fiscal year ended May 31, 2006 was not available as of the date of this proxy statement.

Pre-Approval Policies of the Audit and Compliance Committee. The Audit and Compliance Committee has determined that all work performed for the funds by the funds’ independent auditors will be pre-approved by the Committee itself and thus will generally not be subject to pre-approval procedures.

The Audit and Compliance Committee also has adopted a policy to pre-approve the engagement by Putnam Management and certain of its affiliates of the funds’ independent auditors, even in circumstances where pre-approval is not required by applicable law. Any such requests by Putnam Management or certain of its affiliates are typically submitted in writing to the Committee and explain, among other things, the nature of the proposed engagement, the estimated fees and why this work should be performed by that particular audit firm as opposed to another one.

For the fund’s last two fiscal years ended May 31, 2005 and May 30, 2004 the fund’s independent auditors did not bill for services required to be approved pursuant to paragraph (c)(7)(ii) of Rule 2-01 of Regulation S-X.

The Audit and Compliance Committee of your fund has previously submitted the following report:

The Audit and Compliance Committee has reviewed and discussed with management of your fund the audited financial statements for the fiscal year ended May 31, 2005. The Audit and Compliance Committee has discussed with your fund’s independent auditors the matters required to be discussed by Statements on Auditing Standard No. 61 (SAS 61). SAS 61 requires independent auditors to communicate to the Audit and Pricing Committee matters including, if applicable: (1) methods used to account for significant unusual transactions; (2) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates and (4) disagreements with management over the application of accounting principles and certain other matters. The Audit and Compliance Committee has received the written disclosures and the letter from your fund’s independent auditors required by the SEC's Independence Standards Board Standard No. 1 (among other things, requiring auditors to make written disclosures to and discuss with the Audit and Compliance Committee various matters relating to the auditor’s independence), and has discussed with such accountants the independence of such accountants. Based on the foregoing review and discussions, the Audit and Compliance Committee recommended to the Trustees that the audited financial statements for the last fiscal year be included in your fund’s annual report to shareholders for the last fiscal year.

Robert E. Patterson (Chairperson) John A. Hill W. Thomas Stephens

Officers and other information. All of the officers of your fund, with the exception of George Putnam, III, the fund’s President, are employees of Putnam Management or its affiliates or serve on the staff of the Office of the Trustees. Because of their positions with Putnam Management or its affiliates or their ownership of stock of Marsh & McLennan Companies, Inc., the parent corporation of Putnam Investments Trust and indirectly of Putnam Investments, Messrs. Haldeman and Putnam, III, as well as the officers of your fund, will benefit from the management fees, underwriting commissions, custodian fees, and investor servicing fees paid or allowed by the fund. In addition to Mr. Putnam, III, the other officers of each fund are as follows:

	Year first
	elected to	Business experience
Name (year of birth),	office	during past 5 years
Office with the fund

Charles E. Porter (Born 1938)*	1989	Executive Vice President, Associate Treasurer
Executive Vice President,		and Principal Executive Officer, The Putnam
Associate Treasurer and Principal		Funds
Executive Officer

Jonathan S. Horwitz (Born 1955)*	2004	Senior Vice President and Treasurer, The Putnam
Senior Vice President and Treasurer		Funds. Prior to 2004, Mr. Horwitz was a Managing
		Director at Putnam Investments

Steven D. Krichmar (Born 1958)	2002	Senior Managing Director, Putnam Investments.
Vice President and Principal Financial Officer		Prior to 2001, Mr. Krichmar was a Partner at
		PricewaterhouseCoopers, LLP

Michael T. Healy (Born 1958)	2000	Managing Director, Putnam Investments
Assistant Treasurer and
Principal Accounting Officer

Beth Mazor (Born 1958)	2002	Managing Director, Putnam Investments
Vice President

Daniel T. Gallagher (Born 1962)*	2004	Senior Vice President, Staff Counsel and
Senior Vice President, Staff Counsel		Compliance Liaison, The Putnam funds.
and Compliance Liaison		Prior to 2004, Mr. Gallagher was
		an Associate at Ropes & Gray LLP

Mark C. Trenchard (Born 1962)	2002	Managing Director, Putnam Investments
Vice President and

BSA Compliance officer

Francis J. McNamara, III (Born 1955)	2004	Senior Managing Director, Putnam Investments,
Vice President and Chief Legal Officer		Putnam Management and Putnam Retail
		Management. Prior to 2004, Mr. McNamara was
		General Counsel of State Street Research &
		Management.

Charles A. Ruys de Perez (Born 1957)	2004	Managing Director, Putnam Investments
Vice President and Chief Compliance Officer

James P. Pappas (Born 1953)	2004	Managing Director, Putnam Investments
Vice President		and Putnam Management. During 2002, Mr.
		Pappas was Chief Operating Officer of
		Atalanta/Sosnoff Management Corporation.
		Prior to 2001 he was President and Chief
		Executive Officer of UAM Investment Services,
		Inc.

Richard S. Robie III (Born 1960)	2004	Senior Managing Director, Putnam
Vice President		Investments, Putnam Management and Putnam
		Retail Management. Prior to 2003, Mr. Robie
		was Senior Vice President of
		United Asset Management Corporation.

Judith Cohen (Born 1945)*	1993	Vice President, Clerk and Assistant Treasurer,
Vice President, Clerk and Assistant Treasurer		The Putnam funds

Wanda M. McManus (Born 1947)*	1993	Vice President, Senior Associate Treasurer and
Vice President, Senior Associate Treasurer and		Assistant Clerk, The Putnam funds.
Assistant Clerk

Nancy E. Florek (Born 1957)*	2000	Vice President, Assistant Clerk, Assistant
Vice President, Assistant Clerk, Assistant Treasurer		Treasurer and Proxy Manager, The Putnam
and Proxy Manager, The Putnam funds.		Funds

* Officers of each fund who are members of the Trustees’ independent administrative staff.

Compensation for these individuals is fixed by the Trustees and reimbursed to Putnam Management.

Net assets of your fund as of March 31, 2006

Net assets:                                                                                            $—————————————————

——————————————————————————

Shares outstanding of your fund as of March 31, 2006

---------------------------------------------------------------------

Common shares: 13,551,397.458

——————————————————————————————————————— ————

5% beneficial ownership:

As of March 31, 2006, to the knowledge of the funds, no person owned beneficially or of record 5% or more of any class of shares of your fund, except as follows:

Cede & Company*	12,600,830 common shares (92.90% of outstanding common shares)
20 Bowling Green
New York, NY 10004-1408

EXHIBIT A

THE PUTNAM FUNDS
AUDIT AND COMPLIANCE COMMITTEE CHARTER

JANUARY 2006

Purpose. The purpose of the Audit and Compliance Committee (the “Committee”) is to oversee and assist Trustee oversight of: the integrity of the Funds’ financial statements, including overseeing accounting and financial reporting processes of the Funds and the audits of the Funds’ financial statements; the Funds’ compliance with legal and regulatory requirements; the independent auditors’ qualifications and independence; and the performance of the Funds’ internal audit function, if any, and independent auditors.

The Committee is directly responsible for the appointment, terms of engagement, termination, compensation and oversight of the work of the independent auditors employed by the Funds (including resolution of disagreements between management and the independent auditors regarding financial reporting), and the independent auditors shall report directly to the Committee.1 The Committee is also directly responsible for preparing an audit committee report required to be included in the annual proxy statement for the closed-end Funds. The Board of Trustees (the “Board”) and the Funds’ shareholders shall have such rights to approve, ratify and replace the Funds’ independent auditors as are required by applicable law.

Composition. The Committee will be comprised exclusively of “independent” Trustees, as such term is interpreted for purposes of Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, and the listing standards of each exchange on which shares of one or more of The Putnam funds are traded (each an “Exchange”). In addition, none of the Committee’s members will be “interested persons” of the Funds as that term is defined under the Investment Company Act of 1940, as amended. The Committee shall have at least three members, who shall collectively satisfy the independence, financial sophistication and financial literacy listing standards of each Exchange, as financial literacy is interpreted by the Board. Committee members may serve on the audit committee of more than three listed companies, provided that the Board determines that such simultaneous service would not impair the ability of the member to serve effectively on the Committee.

Assistance. The Committee may seek the assistance of the staff of the Office of the Trustees, the Funds’ independent auditors and counsel, management and other parties as it may deem appropriate.

Funding. The Funds will provide the necessary funding as determined by the Committee (i) to compensate the Funds’ independent auditors and any advisers employed by or at the direction of the Committee and (ii) to pay ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Specific Duties of Committee. The duties of the Committee include:

____________________________

1 For purposes of this Charter, the term “management” refers to the relevant officers of the Funds, including officers that comprise the staff of the Office of the Trustees, as well as relevant officers and employees of Putnam Investments and its affiliates.

● Obtaining and reviewing, at least annually, a formal, written report by the independent auditors describing: the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and (to assess the auditors’ independence), consistent with Independent Standards Board Standard 1, all relationships between the independent auditors, management and the Funds;

● Actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommending that the Trustees take appropriate action in response to the independent auditors’ report to satisfy themselves of the independent auditors’ independence;

● Reviewing the arrangements for and scope of the annual audit and any special audits;

● Conducting meetings at least quarterly;

● Evaluating Committee performance at least annually;

● For Funds whose shares are traded on an Exchange, discussing the annual audited financial statements and semiannual or any other periodic financial statements with Fund management and the independent auditors, including the Funds’ disclosures under management’s discussion of Fund performance;

● Discussing with management, guidelines and policies with respect to risk assessment and risk management;

● Meeting separately and periodically with management, with internal auditors (or other personnel responsible for the internal audit function, if any) and with the independent auditors;

● Reviewing with the independent auditors any audit problems or difficulties and management’s response to such issues, and to resolve any disagreements between management and the independent auditors;

● Setting clear hiring policies by the Funds for employees or former employees of the independent auditors;

● Establishing procedures for (A) the receipt, retention and treatment of complaints received by the Funds regarding accounting, internal accounting controls or auditing matters, and (B) confidential, anonymous submissions regarding questionable accounting or auditing matters;

● Reviewing, at least annually, (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Funds’ selection or application of accounting principles, and major issues as to the adequacy of the Funds’ internal controls and any special audit steps adopted in light of material control deficiencies; (B) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Funds; and (D) earnings press releases (paying particular attention to any use of “pro forma,” or

“adjusted” non-GAAP, information), if any, as well as financial information and earnings guidance provided to analysts and rating agencies;

● Reviewing scope and adequacy of audits;

● Reporting regularly to the Board of Trustees to review any issues that arise with respect to the quality or integrity of the Funds’ financial statements, the Funds’ compliance with legal or regulatory requirements, the performance, qualifications and independence of the Funds’ independent auditors and the performance of the Funds’ internal audit function (if any);

● Pre-approving any work performed by the Funds’ auditors, as required by applicable law or the rules of any Exchange;

● Reviewing matters relating to the Funds’ Code of Ethics and Putnam Investments’ Code of Ethics;

● Reviewing compliance matters identified to the Committee;

● Reassessing annually the adequacy of this Charter and recommending any proposed changes to the full Board of Trustees; and

● Performing such other functions and having such powers as may be necessary and appropriate in the efficient and lawful discharge of the powers provided in this Charter.

Role and Responsibilities of the Committee. The function of the Committee is oversight; it is management’s responsibility to maintain appropriate systems for accounting and internal control over financial reporting, and the independent auditors’ responsibility to plan and carry out a proper audit. Specifically, a Fund’s management is responsible for: (1) the preparation, presentation and integrity of the Fund’s financial statements; (2) the maintenance of appropriate accounting and financial reporting principles and policies; and (3) the maintenance of internal control over financial reporting and other procedures designed to assure compliance with accounting standards and related laws and regulations. The independent auditors are responsible for planning and carrying out an audit consistent with applicable legal and professional standards and the terms of their engagement letter. Nothing in this Charter shall be construed to reduce the responsibilities or liabilities of a Fund’s service providers, including the independent auditors.

The review of a Fund’s financial statements by the Committee is not an audit, nor does the Committee’s review substitute for the responsibilities of the Funds’ management for preparing, or the independent auditors for auditing, the financial statements. Members of the Committee are not full-time employees of the Funds and, in serving on the Committee, are not, and do not hold themselves out to be, acting as accountants or auditors. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures.

In discharging their duties, the members of the Committee are entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by: (1) one or more officers of the Funds whom the Committee member reasonably believes to be reliable and competent in the matters presented; (2) legal counsel, public accountants or other persons as to matters the Committee member reasonably believes are within the person’s professional or expert competence; or (3) a Board committee of which the Committee member is not a member.

EXHIBIT B

Litigation

1. Multi-District Litigation

From November 2003 through March 2004, several lawsuits were filed in different states alleging that the Putnam Trustees and other Putnam-related defendants permitted, failed to disclose and/or failed to prevent market timing, short-term trading and/or late trading in the Putnam Funds. The Plaintiffs in the various cases asserted different combinations of the following claims: violations of § 36 of the 1940 Act; § 206 of the Investment Advisers Act of 1940; § 10(b) of the 1934 Act and Rule 10b-5; § 20(a) of the 1934 Act; breach of fiduciary duty; aiding and abetting breach of fiduciary duty; civil conspiracy; abuse of control; gross mismanagement; waste of corporate assets; and unjust enrichment. The plaintiffs generally sought injunctive relief including removal of the current Trustees and fund managers, disgorgement of profits, monetary damages, punitive damages, and attorneys’ fees and costs.

The actions described above were transferred to the United States District Court for the District of Maryland and consolidated for pre-trial proceedings in the Special Multi-District Litigation (“MDL”) Proceeding (In re: Mutual Funds Litigation, 04-MD-15863) created for actions involving market timing issues against mutual fund complexes. Two consolidated amended derivative complaints have been filed in the Putnam Subtrack of the MDL, and the complaint involving the Putnam Trustees and the Putnam Funds is described as follows:

The lead plaintiff named below alleged that the defendants engaged in, permitted, and/or failed to prevent market timing and late trading in the Putnam Funds. The plaintiffs claimed violations of §§ 36, 47 and 48 of the 1940 Act, violations of §§ 206 and 215 of the Investment Advisers Act of 1940, breach of fiduciary duty, breach of contract, aiding and abetting breach of fiduciary duty, unjust enrichment, interference with contract and civil conspiracy. The plaintiffs sought, among other things, injunctive relief including removal of the current Trustees, removal of the adviser and distributor defendants, rescission of the management and other contracts, disgorgement of profits, monetary damages, punitive damages and attorneys’ fees and costs. On March 1, 2006, the Court dismissed all of the plaintiffs’ claims except the claim asserted under §36 of the 1940 Act, and the related claim under Section 48(a) of the 1940 Act.

Case Name	Defendants	Court	Consolidated
Amended
Derivative
Complaint Filing
Date

In re: Mutual Funds	Putnam Trustees[2]	United States District	September 29, 2004
Investment Litigation	Putnam Management[3]	Court for the District of
	Putnam Retail Management,	Maryland
Lead Case:	LP
Zuber (derivatively on	Putnam Retail Management,
behalf of the Putnam	GP, Inc.
Family of Funds) v.	Putnam Fiduciary Trust Co.
Putnam Investment	Charles E. Porter
Management LLC	Patricia C. Flaherty
William H. Woolverton
Justin M. Scott
Omid Kamshad
Geirluv Lode
Carmel Peters
Putnam Funds[4] (nominal)

2.	State Court Case

The plaintiff named below alleges that defendants failed to prevent the disclosure of confidential information concerning the identity of securities, the practice of late trading by selected investors, time-trading by selected investors and insider trading by Company Directors, officers and or employees. The plaintiff claims breach of fiduciary duty.

Case Name	Defendants	Court	Date Instituted

Stern (derivative on behalf of	Putnam Funds[3]	Supreme Court of	December 17,
Marsh & McLennan) v.	Putnam Management[2]	the State of New	2003
Greenberg, et. al,	Jeffrey Greenberg	York
Mathis Cabaillavetta
Marsh Directors[5]
Lawrence Lasser

2 The “Putnam Trustees” include current Trustees Jameson Adkins Baxter, Charles B. Curtis, John A. Hill, Paul L. Joskow, Elizabeth T. Kennan, John H. Mullin, III, Robert E. Patterson, George Putnam, III and W. Thomas Stephens, and former Trustees Ronald J. Jackson, Lawrence J. Lasser, W. Nicholas Thorndike and A.J.C. Smith.

3 “Putnam Management” includes Putnam Investment Trust, Putnam Investment Management, LLC, Putnam, LLC, and/or Marsh & McLennan Companies, Inc.

4 “Putnam Funds” includes any and/or all registered investment companies managed by Putnam Management.

5 The “Marsh Directors” are Charles Davis, Lewis Bernard, Peter Coster, Robert Ebruru, Oscar Fanjul, Ray Groves, Stephen Hardis, Gwendolyn King, Lord Lang of Monkton, David Olsen, Morton Shapiro, Adele Simmons and A.J.C. Smith.

P U T N A M INVESTMENTS

The Putnam funds One Post Office Square Boston, Massachusetts 02109 Toll-free 1-800-225-1581

233942 6/06

The proxy ballot

To vote by mail Read the proxy statement. Check the appropriate boxes on the reverse side. Sign and date the proxy ballot. Return the proxy ballot in the envelope provided.

To vote by telephone Read the proxy statement and have the proxy ballot at hand. Call 1-866-241-6192. Follow the automated telephone directions. There is no need for you to return your proxy ballot.

To vote on the web
Read the proxy statement and have the
proxy ballot at hand.
Go to https:/vote.proxy-direct.com.
Follow the instructions on the site.
There is no need for you to return your
proxy ballot.

PUTNAM TAX-FREE HEALTH CARE FUND

By signing below, you as a Putnam fund shareholder, appoint Trustees John A. Hill and Robert E. Patterson, and each of them separately, with power of substitution to each, to be your proxies. You are empowering them to vote your Putnam fund shares on your behalf at the meeting of the shareholders of Putnam Tax –Free Health care Fund. The meeting will take place on July 31, 2006 at 11:00 a.m., Boston time, and may be adjourned to later times or dates. Your vote is being solicited on behalf of the Trustees. When you complete and sign the proxy ballot, the Trustees will vote exactly as you have indicated on the other side of this card. If you simply sign the proxy ballot, or don’t vote on a specific proposal, your shares will be automatically voted as the Trustees recommend. The Trustees are also authorized to vote at their discretion on any other matter that arises at the meeting or any adjournment of the meeting.

Sign your name exactly as it appears on this card. If you own shares jointly, each owner should sign. When signing as executor, administrator, attorney, trustee, guardian, or as custodian for a minor, please give your full title as such. If you are signing for a corporation, please sign the full corporate name and indicate the signer’s office. If you are a partner, sign in the partnership name.

PUT_16185A

Proposals Please vote by filling in the appropriate boxes below.

Please vote by filling in the appropriate box below. If you do not mark one or more proposals, your Proxy will be voted as the Trustees recommend.
PLEASE MARK VOTES AS IN THIS EXAMPLE: ■

□ To vote on all Proposals, as the Trustees recommend, mark this box. (No other vote is necessary.)

THE TRUSTEES RECOMMEND A VOTE FOR ALL NOMINEES.
					FOR	WITHHOLD	FOR ALL
1.	Proposal to elect all nominees:				ALL	ALL	EXCEPT
01	J.A. Baxter	02	C.B. Curtis	03	M.R. Drucker □	□	□
04	C.E. Haldeman, Jr.	05	J.A. Hill	06	P.L. Joskow
07	E.T. Kennan	08	R.E. Patterson	09	G. Putnam, III
10	W.T. Stephens	11	R.B. Worley
To withhold authority to vote for one or more of the nominees, check the “For All Except” box and write the name(s) or number(s) of the nominee(s) below:

THE TRUSTEES RECOMMEND A VOTE AGAINST PROPOSAL 2.					FOR	AGAINST	ABSTAIN
2.	Proposal to request the Trustees to convert the fund into an open-end investment company				□	□	□
	or otherwise enable shareholders to realize the net asset value of their shares.

If you have any questions on the proposals, please call 1-800-225-1581	Please sign and date the other side of this card.